Exhibit 10.12

INSTALLMENT PROMISSORY NOTE

$75,279.66

September 30, 2019

West Palm Beach, Florida

FOR VALUE RECEIVED, Cleartronic, Inc. (the "Company") promises to pay to the order of Richard J. Martin (the "Holder"), at __________________________________________, or at such other place as the holder of this Installment Promissory Note (this "Note") may from time to time designate, the principal sum of Seventy Five Thousand Two Hundred Seventy Nine Dollars and 66/100’s ($75,279.66) (the "Principal Amount"). The Principal Amount shall be payable in twenty-four (24) monthly installments, the first of which shall be due and payable on October 30, 2019, and thereafter monthly following the first payment until fully paid.

Interest on the principal sum of this Note from time to time outstanding shall accrue at interest at the rate of 8.0% per annum. Each payment of principal hereunder shall be accompanied by payment of all interest accrued on the principal sum of this Note outstanding. The Company may prepay all or any part of the principal of this Note at any time without premium or penalty and any prepaid sums shall be applied first against the last installments thereafter coming due.

In the event any amount due under this Note is not made within thirty (30) days of the due date therefor, the Holder may, in any such case, by written notice to the Company, declare immediately due and payable the entire unpaid principal sum of this Note, together with all accrued interest.

The Company agrees to pay all costs of collection when incurred, including but not limited to reasonable attorneys' fees, whether or not suit or action is instituted. If any suit or action is instituted to enforce this Note, the Company promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge reasonable attorneys' fees in such suit or action.

No failure on the part of the Holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default, shall constitute a waiver thereof. No waiver of any past default shall constitute waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment of principal or interest, shall be construed to be a waiver of the right to insist upon prompt payment thereafter or the right to impose late charges retroactively or prospectively.

This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced. The Company, and each endorser or guarantor of this Note, hereby waives presentment, protest, demand, diligence, notice of dishonor and of nonpayment. This Note and all rights hereunder are non-transferable.

The Company agrees that the Holder of this Note may, without notice to the Company and without affecting the liability of the Company, accept security for this Note, or release any security or any party liable for this Note, or extend or renew this Note. This Note shall be governed by and construed in accordance with the laws of the State of Florida, excluding any laws that direct the application of another jurisdiction's laws.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first above written.

CLEARTRONIC, INC., a Florida corporation

By: /s/ Larry M. Reid

Print Name: Larry M. Reid

Print Title: President